UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

____________________________

AMENDMENT #9

of

FORM S -1 REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

_____________________________

GO GREEN DIRECTORIES, INC.

(Name of small business issuer in its charter)

Nevada                                                      7389                                         27 - 1139744

(State or other Jurisdiction                                (Primary Standard Industrial                          (I.R.S. Employer

of Incorporation or                                             Classification Code Number)                         Identification No.)

Organization)

1030 Alhambra Circle, Coral Gables, FL 33134              (T)646.334.2859

(Address and telephone number of principal executive offices and principal place of business)

Brian J. O’Shaughnessy, Chief Executive Officer & President

Go Green Directories, Inc.

1030 Alhambra Circle, Coral Gables, Florida 33134 (T)646.334.2859  (F)646.619.4171

(Name, address and telephone number of agent for service)

Copies to:

Jill Arlene Robbins, Esquire

1224 Washington Avenue

Miami Beach, FL 33139

(T)305.531.1174

(F)305.531.1274

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:

From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box [ ]
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box [ ]
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box [ ]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]
Large Accelerated Filer ☐ Accelerated Filer ☐ Non-Accelerated Filer ☐ Smaller reporting Company (Do not check if a smaller reporting company)

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by the Registrant relating to the sale of common stock being registered.  All amounts are estimates except the SEC registration fee.

SEC registration fee	$ 7.27
Printing and engraving expenses	$ 500.00
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$ 5,000.00
Miscellaneous expenses	0.00
Total	$20,007.27

The Registrant has agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares of common stock being offered and sold by the selling stockholders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our directors and officers are indemnified to the fullest extent as provided by the Nevada Revised Statutes and our Bylaws. Our Articles of Incorporation provide that no officer or director shall have any personal liability to the company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided however liability shall not be eliminated or limited for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the payment of dividends in violation of the Nevada Revised Statutes. Our Bylaws provide that we shall be authorized to pay or reimburse any present or former director or officer of any costs or expenses actually and necessarily incurred by that officer in any action, suit, or proceeding to which the officer is made a party by reason of holding that position, provided, however, that no officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. The Board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On July 23, 2009 we issued 5,000,000 shares of our common stock to our President and Chief Executive Officer, Lawson Kerster at a deemed price of $0.001 per share or $5,000 in return for his time effort and expense of forming the company and keeping it in good standing. These shares were issued pursuant to the exemption provided by Regulation 4(2) of the Securities Act of 1933.

On May 31, 2010 we issued 5,000,000 shares of our common stock to our Secretary/Treasurer and Chief Financial Officer, Rachael Hodyno at a deemed price of $0.001 per share or $5,000 in return for her agreement to join our Board of Directors, become an officer of the registrant and her agreement to provide the computer and internet expertise in constructing our websites and providing the server for operation of the sites, at no charge. These shares were issued in reliance on the exemption provided by Section 4(2), Rule 506 of the Act.

On April 30, 2010 we issued 4,700,000 shares of our common stock to forty-three (43) US persons at a price of $0.01 per share. These shares were issued in reliance on the exemption provided by Section 4 (2) promulgated under the Securities Act of 1933, as amended.

On June 19, 2010 we issued 400,000 shares of our common stock to four (4) US individuals. These shares were issued in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.

* No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of the Company or executive officers of the Company, and transfer was restricted by the Company in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment.

ITEM 16. EXHIBITS.

Exhibit
Number	Description of Exhibit

3.1	Certificate of Incorporation*

3.2	By-Laws. *

5.1	Opinion of Jill Arlene Robbins Esquire*

10.2	Form of Subscription Agreement*

23.1	Consent of Madsen & Associates CPAs Inc.

23.2	Consent of Jill Arlene Robbins, Esquire (contained in Exhibit 5.1)*

99.2	Listings Contract*
*Previously filed on Form S-1

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

1.   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

a) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b) Reflect in our prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Not withstanding the foregoing, any increase or decrease if the securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) 230.424(b) of this chapter if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

c) Include any additional or changed material information on the plan of distribution.

2.   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.   To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under that Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against the public policy as expressed in the Securities Act, and a will be governed by the final adjudication of such issue.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorizes this registration statement to be signed on its behalf by the undersigned, in Coral Gables, Florida, on July 13, 2011

GO GREEN DIRECTORIES, INC.

By:

/s/ Brian J. O’Shaughnessy

     Brian J. O’Shaughnessy

                   President, Chief Executive Officer, and Director (Principal Executive Officer)

By:

/s/ Rachael L.M. Hodyno

                   Rachael L.M. Hodyno

                   Chief Financial Officer, Secretary, Treasurer and Director (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

SIGNATURE	TITLE	DATE

/s/ Brian J. O’Shaughnessy Brian J. O’Shaughnessy	President, Chief Executive Officer, and Director (Principal Executive Officer)	July 13, 2011
/s/ Rachael L.M. Hodyno Rachael L.M. Hodyno	Chief Financial Officer, Secretary, Treasurer and Director (Principal Accounting Officer and Principal Financial Officer)	July 13, 2011